Exhibit 107

Calculation of Filing Fee Tables

Form S-8

WANG & LEE GROUP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, no par value per share	457(c) and 457(h)	2,264,077	(2)	$4.98	$11,275,103.50	0.0001531	$1,726.22

	Total Offering Amounts						$11,275,103.50	0.0001531	$1,726.22
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due								$1,726.22

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, no par value (“Ordinary Shares”), of WANG & LEE GROUP, Inc. (the “Registrant”), that may become issuable under the WANG & LEE GROUP, Inc. 2024 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 2,264,077 Ordinary Shares reserved for issuance under the Plan.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares reported on Nasdaq on November 29, 2024, which was US$4.98 per share.